Contact:	Investor Relations William Pike 212-761-0008 For Immediate Release	Media Relations Ray O'Rourke 212-761-4262

Morgan Stanley 1st Quarter Earnings Increase 20% to $1.5 Billion;
Net Revenues Up 10%, with Increases in All Businesses;
Return on Equity at 21%

NEW YORK, March 17, 2005 — Morgan Stanley (NYSE: MWD) today reported net income of $1,468 million for the quarter ended February 28, 2005 — up 20 percent from the first quarter of 2004 and 22 percent from the fourth quarter of 2004. Diluted earnings per share were $1.35 compared with $1.11 a year ago and $1.09 in the fourth quarter. The annualized return on average common equity was 20.7 percent in the current quarter, compared with 19.2 percent in the first quarter of 2004 and 17.4 percent last quarter. The quarter’s results included a $49 million (after-tax) benefit from the cumulative effect of an accounting change for equity-based compensation resulting from the Company’s adoption of SFAS No. 123(R).

Net revenues (total revenues less interest expense and the provision for loan losses) of $6.8 billion were 10 percent higher than last year’s first quarter and 26 percent ahead of last year’s fourth quarter. Non-interest expenses of $4.7 billion were 8 percent higher than a year ago and 24 percent above last quarter. The quarter included a $260 million charge related to the Sunbeam/Coleman litigation, as well as a cumulative $109 million expense as a result of a correction in the method of accounting for rent escalation clauses and rent-free periods included in certain real estate leases (lease adjustment). Expenses in the quarter were reduced by $251 million as a result of the settlement of the Company’s insurance claims related to the events of September 11, 2001 (insurance settlement).

BUSINESS HIGHLIGHTS

o	In Institutional Securities, fixed income achieved record quarterly sales and trading revenues of $2 billion, up 21 percent from a strong first quarter of 2004 and 124 percent from the fourth quarter of 2004. Equity sales and trading revenues were the highest in nearly four years, and included record results in Prime Brokerage.

o	For the first two months of calendar 2005, the Company ranked first in global IPOs, second in global equity and equity-linked issuances and third in both global debt issuances and global announced M&A.

o	The Individual Investor Group had its highest revenues since the second quarter of 2001 and achieved a significant improvement in its pre-tax profit margin from the fourth quarter of last year.

o	Firmwide assets under management reached $576 billion at quarter end, a 14 percent increase from a year ago.[1]

o	Discover Card’s pre-tax earnings of $380 million were a quarterly record, driven by continued improvement in credit quality.

Philip J. Purcell, Chairman and CEO, said, “Profits were excellent, led by a record quarter in fixed income and Discover. We continue to see growth opportunities across our businesses.”

INSTITUTIONAL SECURITIES

Institutional Securities posted pre-tax income[2] of $1,145 million, down 3 percent from $1,183 million in the first quarter of 2004. A 14 percent increase in net revenues to $4.0 billion was driven by record sales and trading revenues in the Company’s fixed income business and improved results in equity sales and trading. Expenses included a $260 million charge related to the Sunbeam/Coleman litigation and $71 million for the lease adjustment. The quarter’s pre-tax margin was 29 percent compared with 33 percent a year ago. Excluding the legal charge and lease adjustment, the pre-tax margin was 37 percent.

o	Fixed income sales and trading net revenues were a record $2.0 billion, a 21 percent increase over a strong first quarter of 2004. The increase was broad-based, with strong performances across the interest rate & currency products, credit products and commodities groups. Interest rate & currency products benefited from strong new deal activity with clients and successful interest rate, foreign exchange and volatility positioning. This particularly benefited the emerging markets and interest rate cash and derivatives businesses. Credit products benefited from the continued tightening in global credit spreads, successful distressed credit trading and strong securitized products performance. The higher revenues in commodities were attributable to North America electricity and natural gas activities. Although down from a strong prior year, oil liquids continued to be a significant contributor.

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[1] The $576 billion in assets under management is composed of: Investment Management, $427 billion; Individual Investor Group, $127 billion; and Institutional Securities, $22 billion.

[2] Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.

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o	Equity sales and trading net revenues were $1.2 billion, a 10 percent increase from a year ago and the highest since the second quarter of 2001. Record revenues in the Company’s Prime Brokerage business were a substantial contributor to the increase. Higher revenues were also achieved in the derivatives business, despite lower volatilities, largely due to strong customer flows.

o	The Company’s aggregate average trading VaR was $96 million in the current quarter compared with $62 million in the first quarter of 2004 and $80 million in the fourth quarter of 2004. The overall increase from last year was largely due to increases in the interest rate and credit spread, and equity price risk categories.

o	Advisory revenues were $254 million, a 9 percent increase from last year’s first quarter. Industry-wide completed M&A activity was essentially flat over the same period.[3]

o	Underwriting revenues were $488 million, a 4 percent decline from last year’s first quarter. Equity underwriting revenues fell 36 percent compared with a 15 percent decline in industry-wide activity.[3] Fixed income underwriting revenues rose 48 percent from a year ago, as compared to a 3 percent increase in industry-wide activity.[3] The increase in fixed income underwriting revenues reflected higher non-investment grade activity.

o	For the calendar year-to-date, the Company ranked first in global IPOs with a 12 percent market share, second in global equity and equity-linked issuances with a 13 percent market share, third in global debt issuances with a 7 percent market share, third in announced global M&A with a 32 percent market share and eighth in completed global M&A with an 18 percent market share.[4]

o	Total non-interest expenses were $2.8 billion, a 22 percent increase from a year ago. In addition to the litigation expense noted above, the quarter’s expenses included higher compensation and other costs related to increased business activity. The quarter’s expenses also included $71 million related to the lease adjustment.

INDIVIDUAL INVESTOR GROUP

The Individual Investor Group posted pre-tax income of $353 million, up 113 percent from $166 million in last year’s first quarter. The increase was driven largely by a reduction in non-interest expenses resulting from IIG’s allocation of the insurance settlement, which more than offset its lease adjustment. Net revenues increased from a year ago, and reached their highest level in nearly four years. The quarter’s pre-tax margin was 29 percent compared to 14 percent a year ago. Excluding the impact of both the insurance settlement and the lease adjustment, the quarter’s pre-tax margin was 15 percent.

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[3] Source: Thomson Financial — for the periods: December 1, 2003 to February 29, 2004 and December 1, 2004 to February 28, 2005.

[4] Source: Thomson Financial -- for the period January 1, 2005 to February 28, 2005.

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o	Total net revenues rose 2 percent to $1.2 billion, driven by an 18 percent increase in asset management, distribution and administration fees, reflecting higher client asset levels in fee-based accounts. This increase was partially offset by a 15 percent decline in commissions, reflecting lower transaction volumes.

o	Non-interest expenses decreased 15 percent from a year ago to $885 million, including a reduction of $198 million from the insurance settlement — partially offset by IIG’s lease adjustment of $29 million.

o	Total client assets were $618 billion, a 4 percent increase from last year’s first quarter. Client assets in fee-based accounts rose 16 percent to $166 billion over the past twelve months and increased as a percentage of total client assets to 27 percent from 24 percent over the same period.

o	At quarter-end, the number of global representatives was 10,471 — a decrease of 491 from the beginning of the quarter and 361 lower than a year ago. The decrease was largely driven by the restructuring of the training program that caused a lag in hiring, and consequently, a decline in graduating trainees this quarter.

INVESTMENT MANAGEMENT

Investment Management’s pre-tax income was $287 million, a 69 percent increase from $170 million a year ago. Net revenues increased 8 percent to $696 million, driven by higher investment gains. Non-interest expenses fell 13 percent to $409 million, largely due to a reduction of $43 million from the insurance settlement and a reduction in legal and regulatory costs. The quarter’s pre-tax margin was 41 percent. Excluding the Private Equity business and the insurance settlement, the pre-tax margin was 32 percent, compared to 29 percent a year ago.

o	Assets under management within Investment Management were $427 billion, up $47 billion, or 12 percent, from the first quarter of last year. The increase resulted from both market appreciation and positive net flows. Higher management and administration fees, driven by the increase in assets under management, were offset by a decline in performance and distribution fees.

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o	Institutional assets were $226 billion, an increase of $46 billion from a year ago — reflecting market appreciation and sales of liquidity products. Retail assets of $201 billion were $1 billion higher than a year ago.

o	Among full-service brokerage firms, the Company had the highest number of domestic funds (41) receiving one of Morningstar’s two highest ratings.[5] In addition, the percent of the Company’s fund assets performing in the top half of the Lipper rankings was 79 percent over one year, 72 percent over three years and 71 percent over five years.[6]

o	Investment gains for the quarter were $64 million, up from $9 million a year ago.

CREDIT SERVICES

Credit Services posted record pre-tax income of $380 million on a managed basis, up 4 percent from $365 million a year ago. The earnings increase was driven by a lower provision for loan losses, reflecting lower charge-offs together with a $90 million reduction in the allowance for loan losses — partially offset by a decline in net interest income, and lower merchant, cardmember and other fees. The pre-tax margin was 38 percent for both the current and year ago quarters.

o	At quarter end, managed credit card loans of $47.8 billion were 1 percent higher than a year ago. Net interest income fell $178 million from a year ago, reflecting a narrower interest rate spread, which contracted 156 basis points to 7.79 percent, as a result of both a lower yield and a higher cost of funds.

o	Managed merchant, cardmember and other fees were $479 million, down 8 percent from last year, primarily due to lower late payment and overlimit fees. The decline in these fees reflected the improved credit quality of the portfolio.

o	Transaction volume increased 7 percent to $25.9 billion, the second highest quarterly volume ever.

o	The managed credit card net charge-off rate for the first quarter was 5.11 percent, 120 basis points below a year ago — and its lowest level in more than three years. The decrease reflects the significant improvement in the card portfolio’s credit quality.

o	The managed credit card over-30-day delinquency rate was 4.24 percent, a decrease of 156 basis points from the first quarter of 2004, and lower than anytime since 1995. The managed credit card over-90-day delinquency rate was 2.05 percent, 81 basis points lower than a year ago.

o	Discover’s acquisition of PULSE EFT Association, Inc. closed in January.

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[5] Full service brokerage firms include: Merrill Lynch, Citigroup and Prudential. As of January 31, 2005.

[6] For the one, three and five year periods ending February 28, 2005.

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In the first quarter of 2005, the Company repurchased approximately 24 million shares of its common stock. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on April 29, 2005, to common shareholders of record on April 15, 2005.

Total capital at February 28, 2005 was $122.3 billion, including $31.4 billion of common shareholders’ equity and junior subordinated debt issued to capital trusts. Book value per common share was $25.89, based on 1.1 billion shares outstanding.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

A financial summary follows. Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on-line at www.morganstanley.com

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(See Attached Schedules)

This release may contain forward-looking statements. These statements reflect management’s beliefs and expectations, and are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company’s future results, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Certain Factors Affecting Results of Operations” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Competition” and “Regulation” in Part I, Item 1 of the Company’s 2004 Annual Report on Form 10-K for the fiscal year ended 2004 and throughout the report.

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MORGAN STANLEY Quarterly Financial Summary (unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:

	Feb 28, 2005	Feb 29, 2004	Nov 30, 2004	Feb 29, 2004	Nov 30, 2004

Net revenues
Institutional Securities	$3,985	$3,504	$2,836	14%	41%
Individual Investor Group	1,238	1,211	1,071	2%	16%
Investment Management	696	642	714	8%	(3%)
Credit Services	996	958	900	4%	11%
Intersegment Eliminations	(69)	(74)	(72)	7%	4%

Consolidated net revenues	$6,846	$6,241	$5,449	10%	26%

Income before taxes(1)
Institutional Securities	$1,145	$1,183	$1,097	(3%)	4%
Individual Investor Group	353	166	51	113%	*
Investment Management	287	170	231	69%	24%
Credit Services	380	365	279	4%	36%
Intersegment Eliminations	24	29	29	(17%)	(17%)

Consolidated income before taxes	$2,189	$1,913	$1,687	14%	30%

Earnings per basic share:(2)
Income from continuing operations	$1.31	$1.14	$1.11	15%	18%
Discontinued operations	$0.01	$—	$—	*	*
Cumulative effect of accounting change(3)	$0.05	$—	$—	*	*
Earnings per basic share	$1.37	$1.14	$1.11	20%	23%

Earnings per diluted share:(2)
Income from continuing operations	$1.29	$1.11	$1.09	16%	18%
Discontinued operations	$0.01	$—	$—	*	*
Cumulative effect of accounting change(3)	$0.05	$—	$—	*	*
Earnings per diluted share	$1.35	$1.11	$1.09	22%	24%

Average common shares outstanding
Basic	1,069,097,162	1,078,718,046	1,076,221,276
Diluted	1,090,166,326	1,106,000,596	1,098,282,118
Period end common shares outstanding	1,103,263,369	1,097,652,112	1,087,087,116

Return on common equity	20.7%	19.2%	17.4%

(1)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change.

(2)	Summation of the quarters’ earnings per common share may not equal the annual amounts due to the average effect of the number of shares and share equivalents throughout the year.

(3)	Represents the effects of the adoption of SFAS 123(R) in the first quarter of fiscal 2005.

Note: Certain reclassifications have been made to prior period amounts to conform to the current presentation.

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